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                                                                    EXHIBIT 5.01


                 [ON LETTERHEAD OF GALILEO INTERNATIONAL, INC.]

                                                               September 5, 2000

Galileo International, Inc.
9700 West Higgins Road, Suite 400
Rosemont, Illinois  60018


         Re:            Form S-3 Registration Statement

         I am Senior Vice President and General Counsel of Galileo International, Inc. (the "Company"). I am rendering this opinion in connection with the registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,749,815 shares of the Company's Common Stock, par value $0.01 per share (the "Galileo Common Stock") issued in connection with the Company's acquisition of Trip.com, Inc. as referred to in such Registration Statement.

         I have not investigated the laws of any jurisdiction but Delaware, and do not express an opinion on the laws of any jurisdiction but Delaware.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, I am of the opinion that the Galileo Common Stock issued in connection with the Company's acquisition of Trip.com, Inc. are duly authorized, legally issued and fully paid.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                             /s/ Anthony C. Swanagan

                                ---------------------------------------------
                                Anthony C. Swanagan, Esq.